                                                                   EXHIBIT 99.10

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                                                        WEEKS REALTY, L.P.
                                     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
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                                                                             Lichtin
                                            Weeks Realty,     NWI           Properties        Principal
(Unaudited, in thousands,                       L.P.       Acquisition      Acquisition       Properties     Pro Forma
except per share data)                      Historical(a)  Historical(b)    Historical(c)   Historical(d)   Adjustments    Pro Forma
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
Revenue

  Rental income                             $ 34,136        $ 5,496         $  8,921         $ 2,002        $(3,742)(e)    $ 46,813
  Tenant reimbursements                        3,064          1,046            2,694             167         (1,801)(e)       5,170
  Income from direct financing lease             576              -                -               -              -             576
  Other                                          287            163               89               -            448 (f)         987
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     Total Revenue                            38,063          6,705           11,704           2,169         (5,095)         53,546
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Expenses

  Property operating and maintenance           4,276            628            2,618             241         (1,523)(e)       6,240
  Real estate taxes                            3,288            585              746             178           (378)(e)       4,419
  Depreciation and amortization                9,416          1,279            2,760               -            555 (g)      14,010
  Interest                                     8,157          3,166            6,118               -         (1,504)(h)      15,937
  Amortization of deferred financing costs       642             96              170               -           (266)(h)         642
  General and administrative                   2,174            594              941               -              -           3,709
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     Total Expenses                           27,953          6,348           13,353             419         (3,116)         44,957
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Income before Equity in Earnings of
  Unconsolidated Subsidiares and
  Interest Income                             10,110            357           (1,649)              -         (1,979)          8,589
Equity in earnings of
  unconsolidated subsidiaries                    919              -                -               -              -             919
Interest income                                  321            606               21               -           (627)(i)         321
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Income before Income Taxes                    11,350            963           (1,628)          1,750         (2,606)          9,829
Income taxes                                       -            (73)               -               -            (73)(j)           -
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Net Income                                    11,350            890           (1,628)          1,750         (2,533)          9,829
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Per Unit Data
 Net Income                                 $   0.83              -                -               -              -        $   0.63
===================================================================================================================================
 Weighted Average
  Units Outstanding                           13,729              -                -               -          1,953          15,682
===================================================================================================================================

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                              WEEKS REALTY, L.P.
                 NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1996 is presented as if Weeks Realty, L.P. (the "Operating Partnership") acquired as of January 1, 1996, the business operations and real estate assets of NWI (described in Note 8 to the consolidated financial statements of the Operating Partnership included herein on pages F-16 and F-17), the business operations and real estate assets of Lichtin Properties (described in Note 8 to the Consolidated financial statements of the Operating Partnership included herein on pages F-16 and F-17), and the Principal Properties (described below). In management's opinion, all adjustments necessary to present fairly the effects of these acquisitions have been made.

On August 9, 1996, the Operating Partnership acquired 12 industrial properties (the "Principal Properties") in Atlanta, Georgia for approximately $31.0 million, including closing costs and acquisition expenses. The 12 properties total 626,527 square feet of leasable space, with ten of the properties located in the northeast submarket and two buildings located in the northwest submarket of Atlanta, Georgia. Six of the properties are multi-tenant business distribution buildings and six of the properties are multi-tenant business service buildings. The acquisition was financed through borrowings of approximately $31.0 million under the Operating Partnership's line of credit facility. The acquisition was consummated pursuant to the Real Estate Purchase and Sale Agreement dated May 28, 1996, by and between the Operating Partnership and Principal Mutual Life Insurance Company.

This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the consolidated financial statements and accompanying notes thereto of the Operating Partnership included herein on pages F-1 to F-22.

This unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of what the actual results of operations of the Operating Partnership would have been assuming the Operating Partnership had acquired NWI, Lichtin Properties and the Principal Properties (as described above) as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

The unaudited historical results of operations of NWI included herein have been adjusted to reflect on a pro forma basis the operating business, land and industrial properties acquired at the initial closing of the acquisition transaction on November 1, 1996. NWI's industrial properties under development and land held for future development, which are under agreements to be acquired subsequent to November 1, 1996, and their associated results of operations, have been excluded from the accompanying pro forma amounts for the period presented.

The unaudited historical results of operations of Lichtin Properties included herein have been adjusted to reflect on a pro forma basis the operating business, land and office and industrial properties acquired at the initial closing of the Lichtin Properties transaction on December 31, 1996. Certain of Lichtin Properties' buildings leased to Northern Telecom, certain other of Lichtin Properties' completed office and industrial properties, certain properties under development or in lease-up and land held for development, which are under agreements to be acquired subsequent to the initial closing date discussed herein, and their associated results of operations, have been excluded from the accompanying pro forma amounts for the period presented.

2. ASSUMPTIONS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a) Represents the Operating Partnership's unaudited condensed consolidated historical statement of operations for the nine months ended September 30, 1996.

(b) Represents the historical unaudited combined statement of operations of NWI for the nine months ended September 30, 1996, included herein in
     Exhibit 99.8.

(c) Represents the historical unaudited combined statement of operations of Lichtin Properties for the nine months ended September 30, 1996, included herein in Exhibit 99.7.

(d) Represents the historical unaudited rental income, tenant reimbursements, real estate taxes and property operating and maintenance expenses for the Principal Properties for the period from January 1, 1996 to August 9, 1996 (the acquisition date), included herein in Exhibit 99.9.

(e) Represents the net adjustment to reduce rental income, tenant reimbursements, real estate taxes and property operating and maintenance expenses for the results of operations of certain of Lichtin Properties' buildings leased to Northern Telecom, certain other completed buildings of Lichtin Properties, certain properties of NWI and Lichtin Properties under development or in lease-up and expenses associated with land held for development which are to be acquired subsequent to the initial closing dates of the NWI and Lichtin Properties acquisitions as shown below (in thousands):

                                     Lichtin
                                    Properties      NWI           Total
                                    ----------     ----          ------
         Rental income                  $3,221     $521          $3,742
         Tenant reimbursements           1,708       93           1,801
         Property operating and
           maintenance expenses          1,429       94           1,523
         Real estate taxes                 318       60             378


(f) Represents the assumed payment by Lichtin Properties and NWI to the Operating Partnership of management fees and overhead cost reimbursements relating to the Operating Partnership's management of certain operating buildings and buildings in lease-up not acquired at the respective initial closing dates.

(g) Represents the adjustment to reflect depreciation and amortization expense of the acquired properties (consisting of properties acquired at the initial closing dates for the Lichtin Properties and NWI acquisitions and the closing of the Principal Properties) based upon the assumed allocation of the acquisition price to land, buildings and improvements, using a 35 year life for buildings and the life of the lease for tenant improvements. Aggregate pro forma depreciation and amortization expense for the nine months ended September 30, 1996 was $2,346,000 and $1,619,000 for Lichtin Properties and NWI, respectively, and was $629,000 for the Principal Properties for the period from January 1, 1996 to August 9, 1996 (the date of acquisition).

(h) Represents the adjustment of interest expense and the amortization of deferred financing costs to reflect interest on notes payable and bank line of credit borrowings assumed at the initial closing dates in the Lichtin Properties and NWI transactions, interest costs through August 9, 1996 (the acquisition date) associated with additional borrowings under the Operating Partnership's revolving credit facility of $30.8 million at 7.0% for the purchase of the Principal Properties, including closing costs and acquisition expenses, and interest costs associated with additional borrowings under the Operating Partnership's revolving credit facility of $26.8 million at 7.0% to fund the cash portion of, and the debt assumption and retirement relating to, the Lichtin Properties transaction and cash closing and acquisition expenses of the Lichtin Properties and NWI transactions.

(i) Represents the adjustment to eliminate interest income included in the NWI and Lichtin Properties historical amounts as the notes receivable and cash balances were not acquired by the Operating Parthership.


(j) Represents the adjustment to eliminate income tax expense as the Operating Partnership has and expects to continue to qualify as a partnership for income tax purposes.